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                                                                   EXHIBIT 11.2

            COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

                     (IN MILLIONS, EXCEPT PER SHARE DATA)

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                                                                    DECEMBER 31,
                                                                        1996
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HISTORICAL COMPUTATION (1)
Net loss available for common stock (2)............................   $(477.7)
Weighted average number of common shares outstanding (3)...........      54.9
Additional shares assuming conversion of exercise of stock
 options and stock purchase plan subscriptions.....................       1.6
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Average common shares outstanding..................................      56.5
Fully diluted net loss per common share (2)........................   $ (8.45)
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(1) Historical computation of fully diluted earnings per common share for the years ended December 31, 1995 and 1994 is not considered meaningful as Allegiance did not have common shares for these historical periods.
(2) Net loss in 1996 includes a charge of $550.0 million for the write-down of goodwill, and other non-recurring costs of a pretax amount of $95.5 million primarily for facility consolidations and other asset write-downs.
(3) Common shares are based on the weighted average number of shares outstanding subsequent to the distribution on September 30, 1996, assuming the shares issued in connection with the distribution had been issued
    January 1.